Exhibit 99.1

Contact:	For Immediate Release

Wolfe Axelrod Weinberger Associates, LLC

Stephen D. Axelrod, CFA/Donald C. Weinberger

(212) 370-4500, (212) 370-4505 fax

steve@wolfeaxelrod.com, don@wolfeaxelrod.com

DanDrit Biotech A/S Signs Agreement to Commence Clinical Trials of MelCancerVac®

Copenhagen, Denmark, September 30, 2014- DanDrit Biotech A/S (“DanDrit Denmark”), the subsidiary of DanDrit Biotech USA, Inc. (“DanDrit”), a biotechnology company seeking to develop an approved vaccine for the treatment of colorectal cancer, signed a contract of collaboration with the University Hospital IRCCS “San Martino” - IST – National Institute for Cancer Research known as the San Martino Hospital of Genoa. Dr. Alberto Sobrero, the Head of the Medical Oncology Unit at the San Martino Hospital is principal investigator of the randomized multicenter study.

The collaboration relates to a Phase III adjuvant study of DanDrit’s vaccine in patients with no evident disease (“NED”) stage IV colorectal cancer (“CRC”). The primary goal of the study is to evaluate the efficacy of DanDrit’s MelCancerVac® (“MCV”) in stage IV CRC patients rendered disease free after the completion of standard treatments in accordance with local practices.

“Over the last year,” noted Dr. Eric Leire, DanDrit’s Chief Executive Officer, “DanDrit has focused its efforts on developing MCV for colorectal cancer patients. We intend to continue our efforts to develop a vaccine that we hope can ameliorate the scourge of colorectal cancer.”

About DanDrit

We are a biotechnology company focusing on the clinical development of a dendritic cell vaccine for treatment of colorectal cancer. Our expertise in producing dendritic cells from a patient’s blood is combined with conventional production methods with a goal of making new and advanced vaccines for cancer patients.

Visit us at our website: www.dandrit.com.

Safe Harbor Statement

All statements in this release that are not based on historical fact are "forward looking statements". While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic and current reports available at www.sec.gov.  Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, you should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements.